UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2013, NII Holdings, Inc. (the “Company”) announced that, effective immediately, Peter Foyo will be appointed Executive Vice President, Business Development of the Company and will no longer serve as the President of Nextel Mexico, the Company's Mexican operating subsidiary.

In connection with Mr. Foyo's appointment to his new position, the Company entered into an Offer Letter (the "Offer Letter") with Mr. Foyo, dated as of December 16, 2013. For his services as Executive Vice President, Business Development, Mr. Foyo will continue to receive an annual salary of $535,829 and continue to be eligible for an annual incentive bonus with a target annual cash bonus of 60% of his annual salary and a target annual long-term equity grant commensurate with his position. Pursuant to the terms of the Offer Letter, if Mr. Foyo is terminated by the Company before March 31, 2015 in a manner that would result in compensatory benefits pursuant to the Company’s Severance Plan or if he elects to terminate his employment with the Company before March 31, 2014, Mr. Foyo would be entitled to receive a lump sum gross payment of $1,100,000. The Offer Letter supersedes the Employment Letter Agreement, dated April 29, 2011, between the Company and Mr. Foyo. A copy of the Offer Letter is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

John McMahon, in addition to continuing as the Company's President, Argentina and Chile, will serve as Interim President, Nextel Mexico until the Company names a successor to Mr. Foyo.

The full text of the Company's press release announcing the matters described herein is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter dated December 16, 2013
99.1	Press Release dated December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: December 19, 2013	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated December 16, 2013
99.1	Press Release dated December 16, 2013